Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 15, 2003, except for Note 14, which is as of March 19, 2003, relating to the consolidated financial statements and financial statement schedule, which appears in Yahoo! Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers

San Jose, California

October 22, 2003